Exhibit 99.1

News Release


Contact:
Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. Raises $7,000,000 in Pooled Offering of Floating Rate Trust Preferred Securities

NEW ALBANY, IN, June 21, 2004 - Community Bank Shares of Indiana, Inc. (NASDAQ -
CBIN) announced the completion of a $7,000,000 placement of floating rate trust preferred securities ("Securities") through its wholly-owned subsidiary, Community Bank Shares (IN) Statutory Trust I. These securities were included in a pooled trust preferred program.

The Securities mature in 30 years and bear interest at the 3-month LIBOR rate plus 265 basis points with a quarterly reset. Interest on the Securities is to be paid on the 17th day of each March, June, September and December, beginning on September 17, 2004.

Community Bank Shares of Indiana, Inc. intends to use the proceeds from this offering for general business purposes, including providing capital to its subsidiary bank.

Community Bank Shares of Indiana, Inc. is the parent company of Community Bank of Southern Indiana in New Albany, Indiana, a full-service banking subsidiary. The Company is traded on the NASDAQ under the symbol CBIN.

Statements in this press release relating to the Company's plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company's 2003 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.